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                                                                  EXECUTION COPY

           NORTEK, INC., NORTEK HOLDINGS, INC. AND ALMON C. HALL, III
                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT (this "Agreement") among NORTEK, INC., a Delaware corporation ("Nortek"), NORTEK HOLDINGS, INC., a Delaware corporation ("Nortek Holdings") (Nortek and Nortek Holdings, collectively referred to hereinafter as "Employer"), and Almon C. Hall, III, a resident of Rhode Island (hereinafter called "Employee"), amends and restates that certain Employment Agreement among Nortek, Prior Holdings (as defined below) and Employee dated as of January 9, 2003 (the "Prior Agreement").

      WHEREAS, on July 15, 2004, THL Buildco Holdings, Inc. and THL Buildco, Inc., companies affiliated with Thomas H. Lee Partners, L.P., entered into a stock purchase agreement with affiliates of Kelso & Company, L.P., Employee and certain other parties (the "Stock Purchase Agreement"), pursuant to which THL Buildco, Inc. agreed to purchase all the outstanding capital stock of the then-existing Nortek Holdings, Inc. ("Prior Holdings");

      WHEREAS, immediately following the Closing, as defined in the Stock Purchase Agreement, (A) THL Buildco, Inc. merged with and into Prior Holdings and Prior Holdings merged with and into Nortek, with Nortek continuing as the surviving corporation, and (B) THL Buildco Holdings, Inc. became the new parent company of Nortek and was renamed "Nortek Holdings, Inc" (which acquisition by THL Buildco, Inc. and the related mergers are collectively referred to hereinafter as the "Acquisition.");

      WHEREAS, Employer desires to assure that it will have the benefit of the continued service and experience of Employee as Vice President and Chief Financial Officer of Employer and an integral part of its management for a period of time and Employee is willing to enter into an agreement to such ends upon the terms and conditions set forth in this Agreement; and

      WHEREAS, Employee and Employer desire to enter into this Agreement, which shall amend and restate the Prior Agreement and govern the terms of Employee's employment with Employer as of the date of, and immediately following, the Acquisition (the "Effective Time"). In consideration of the foregoing and the mutual agreements herein contained, the parties mutually agree as follows:

1.    Employment Period and Duties

      (a) Commencing at the Effective Time and ending on the termination of the Employee's employment as provided herein (hereinafter called the "Employment Period"), Employer shall employ Employee, and Employee shall serve as an employee of Employer.

      (b) During the Employment Period, Employee shall serve as Vice President and Chief Financial Officer of Employer, or in such other executive

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            capacity at a similar level of responsibility and with such other duties as the Chief Executive Officer of Employer (the "CEO") and Employee may from time to time mutually determine, and Employee accepts employment on the terms and conditions contained herein and agrees to devote a substantial part of his working time and energies to the business of Employer and to faithfully and diligently perform the customary duties of his office and such other duties, reasonable vacations (of not less than five weeks per year) and time devoted to charitable and community service, and absences due to illness and holidays excepted. Such other duties may include the performance of services for any of Employer's subsidiaries and, without further remuneration (except as otherwise agreed), may also include service as an officer or director of one or more of Employer's subsidiaries.

      (c) During the Employment Period, Employer shall maintain an appropriately appointed executive office for Employee in Providence, Rhode Island (or at such other location as Employee and Employer shall mutually agree) of not less than the size of Employee's current office and associated administrative space from which Employee shall perform his duties and shall provide Employee with executive secretarial and other administrative staff and services suitable to his offices and duties.

      2.    Compensation

      (a) Basic Salary. Employee shall, during the Employment Period, receive a basic annual salary of not less than $430,000, subject to such adjustments as the CEO shall make at the beginning of each year (hereinafter called the "Basic Salary") payable monthly.

      (b) Incentive Compensation. In each year of the Employment Period, Employee shall receive incentive compensation in an amount recommended by the CEO and approved by the Compensation Committee (the "Committee") of the Board of Directors of Nortek Holdings (the "Board").

      (c) Equity Issuance. THL-Nortek Investors, LLC (the "LLC") shall issue to Employee at the Effective Time 4,246.02 Class C Units of the LLC, subject to the terms and conditions of the Management Unit Subscription Agreement, dated as of August 27, 2004, between Employee and the LLC.

      (d)   Lifetime Medical Coverage.

            (i) Employer shall provide Employee, his Spouse and dependents with lifetime Medical Coverage at no cost to Employee, beginning upon the termination of Employee's employment with Employer, howsoever caused, (the "Triggering Date"). For purposes of this

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                  Agreement, (A) "Spouse" shall mean any individual married to
                  Employee only during the time such individual is married to Employee, provided that an individual who is married to Employee at the time of Employee's death shall be a Spouse for the remainder of such individual's lifetime and (B) "Medical Coverage" shall mean all medical and dental benefits that are provided Employee at the Effective Time, any medical or dental expense that would be deductible by Employee under section 213 of the Internal Revenue Code of 1986, as amended (the "Code"), including insurance premiums, long term care benefits (determined without regard to any limitation under section 213 of the Code), co-payments and deductible amounts (all determined without regard to the deductible threshold set forth in section 213(a) of the Code) if paid by the Employee directly, and such other reasonable medical and dental expenses that Employer may approve from time to time, but in no event shall Employer's reimbursement obligation for Employee, his Spouse or dependents under this Section 2(d) exceed $1,000,000 (exclusive of any gross up for taxes pursuant to Sections 2(d)(v) or 5 hereof and determined without regard to reimbursements made prior to the Triggering Date under the Nortek Executive Health Reimbursement Plan) in the aggregate during Employee's and his Spouse's lifetimes. Such Medical Coverage shall be extended to any dependent of Employee but only for so long as such person remains a "dependent" under the terms and conditions of Employer's health plan in existence at the Effective Time. Employer shall make all reasonable efforts to include Employee, his Spouse and dependents in any comprehensive medical and/or dental plan provided to active employees from time to time. Employee must make all reasonable effort to obtain and to maintain (at Employer's expense as provided herein) any form of comprehensive medical and/or dental insurance that Employer may require from time to time. If Employee is or becomes eligible for Medicare benefits, the coverage provided by this Section shall be supplemental to Medicare coverage, Parts A and B, and the Participant shall be required to submit claims to Medicare before making any claim for medical care under this Section.

            (ii) From and after the Triggering Date or the occurrence of a Change in Control after the Effective Time, upon the written request of Employee or his Spouse, Employer shall authorize and pay to Employee or his Spouse a lump sum cash payment in lieu of lifetime Medical Coverage in an amount established by the Board that is reasonably sufficient to provide the lifetime Medical Coverage, but in no event less than $650,000. Such amount is calculated before the gross-up provided in Sections 2(d)(v) and 5.

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                  At the time of such lump-sum payment, Employer shall also pay such amount as is necessary to cover the income tax gross-up provided in Section 2(d)(v). For illustrative purposes, a sample calculation of such lump sum cash payment is set forth in Exhibit A hereto.

            (iii) For purposes of Section 2(d)(ii), "Change in Control" means an
                  "Exit Event" as defined in the Limited Liability Company Agreement of the LLC dated as of August 27, 2004, or an "IPO" or "Change in Control" as defined in the Securityholders Agreement of the LLC dated as of August 27, 2004 (the "Securityholders Agreement")

            (iv) As long as he remains employed by the Employer, Employee shall continue to be covered by the Nortek Executive Health Reimbursement Plan as in effect on the Effective Time, and benefits received under that Plan prior to the Triggering Date shall have no effect on benefits to be provided under the Medical Coverage or the amount of any lump-sum payment to be made under (ii) above.

            (v) Employer agrees to make a "gross-up" payment to Employee to cover any and all state and federal income taxes and section 4999 taxes (as defined in Section 5 herein), and the tax on any such reimbursement or payment, that may be due as a result of the benefits provided under Section 2(d)(i) above and on any lump sum payment under Section 2(d)(ii) above.

            (vi) Following the Triggering Date, Employee shall notify the Company of any change in (A) his marital status or (B) the status of his dependents as "dependents", as soon as practicable following such change.

      (e) Benefits. Employee shall be eligible to participate in any deferred compensation, supplemental executive retirement, pension, bonus, incentive or other benefit plan in which executive personnel of Employer are eligible to participate and shall be eligible for discretionary bonuses. In addition, Employee shall be entitled to receive all other benefits or participate in any employee benefit plans generally available to executive personnel of Employer, including without limitation, any hospital, medical, accident, disability, life insurance, and dental coverage, tax return preparation, any stock option or savings plans, or any pension or other retirement benefit plans.

      (f) Reimbursement and Perquisites. Employer shall promptly reimburse Employee for all business expenses incurred by Employee during the

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            Employment Period; shall promptly pay or reimburse Employee for professional association dues, assessments and fees for at least such associations as Employee was a member of and Employer was making such payments or reimbursements at the Effective Time; shall pay or reimburse Employee for membership dues, assessments and fees at one country/golf club of Employee's choice; and shall provide to Employee for his exclusive business and personal use an automobile (selected by Employee not inconsistent with type of automobile provided to Employee at the Effective Time), pay all expenses of ownership, operation, repair and maintenance of such vehicle and permit the Employee to replace such automobile not less often than the earlier of every three years or 50,000 miles.

      (g) Securityholders Agreement. Employee shall be listed on the Schedule of Management Securityholders and Exhibit A of the Securityholders Agreement.

3.    Termination

      (a) In the event of Employee's death, the Employment Period shall be deemed to end on the date of his death.

      (b) If Employee is incapacitated by accident, sickness, or otherwise so as to render him, for a period of 365 consecutive days, mentally or physically incapable of performing the services required of him under this Agreement and, if requested by Employee, the basis for such incapacity is certified by a licensed physician, then Employer or Employee may terminate the Employment Period. Such incapacity shall be referred to herein as a "Disability."

      (c) Employee shall have the right to terminate the Employment Period without Good Reason at any time by written notice to the Board not less than 20 business days in advance of such termination.

      (d) Employer shall have the right to terminate the Employment Period for Cause (as hereinafter defined), without further obligation hereunder on the part of the Employer or Employee except payment to Employee of amounts earned or accrued hereunder to the date of termination, pursuant to the procedures specified in this Section 3(d); provided that the Employment Period shall not be terminated for Cause if the Employment Period shall have terminated for any other reason. For purposes of this Agreement, "Cause" shall mean good faith determination by the CEO that either of the following has occurred:
            (i) the willful and continued failure of Employee to perform (other than as a result of disability) Employee's material duties as Vice President and Chief Financial Officer of Employer (or such other duties as the CEO and Employee may from time to time

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            mutually determine), after written notice to Employee which notice specifically identifies the manner in which Employee has not substantially performed his material duties and provides the Employee a reasonable time to cure such failure, or (ii) because of the conviction of Employee of a crime involving theft, embezzlement or fraud against Employer or a civil judgment in which Employer is awarded damages from Employee in respect of a claim of loss of funds through fraud or misappropriation by Employee.

      (e) Employer shall have the right to terminate the Employment Period without Cause, by written notice to Employee not less than 20 business days in advance of such termination.

      (f) Employee shall have the right to terminate the Employment Period at any time with Good Reason (as defined in Section 4(b)) by written notice to Employer not less than 20 business days in advance of such termination.

      (g) Any amounts due Employee hereunder in the event of termination of the Employment Period shall be considered severance pay in consideration of his past services and in consideration of his continued services from the date hereof, are considered reasonable by Employer and not in the nature of a penalty, shall not be reduced by compensation or income received by Employee from any other employment or other source and shall not be offset by any claims Employer may have against Employee; timely payment of such amounts is further agreed by the parties hereto to be in full satisfaction and compromise of any claims arising out of the performance or nonperformance of this Agreement that either party might have against the other, other than any claims Employee may have under the provisions of Sections 5 and 6 hereof.

4.    Termination Benefit

      (a) If the Employment Period shall terminate by reason of Employer's exercise of its right under Section 3(e) to terminate without Cause or in the event Employee elects to terminate the Employment Period for Good Reason or the Employment Period is terminated on account of Employee's death or Disability, then Employer shall thereafter be obligated to pay Employee (or his estate) and Employee (or his estate) shall be entitled to receive as severance pay hereunder, for a period of two years beginning on the first day following such termination (or if longer, for a period commencing on such date and ending on the third anniversary of the Effective Time) (the "Severance Period"), an amount for each year, equal to his Basic Salary as of the date of such termination plus the highest amount of bonus or incentive compensation (exclusive of the Nortek, Inc. 1999 Equity Performance Plan) paid or payable in cash to Employee with respect to any one of the three calendar years immediately prior to the

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            Effective Time (or, if higher, the three calendar years immediately prior to such termination). For purposes of the preceding sentence, the term "bonus or incentive compensation" shall mean, with respect to any calendar year, (i) compensation awarded once annually on the basis of over-all performance (whether performance of Employee or Employer or both and whether paid in a single lump sum or in installments, but excluding without limitation base salary) earned by Employee pursuant to Section 2(b) hereof or previously pursuant to the equivalent provision of a previous employment agreement or, if none, then pursuant to the annual cash bonus plan or arrangement that was applicable to him in that year plus (ii) any compensation awarded with respect to that calendar year as bonus or incentive compensation for the achievement of one or more specific projects or goals. Payments under this Section 4(a) will be made in the same manner as Employee's Basic Salary was paid immediately prior to termination and will be subject to appropriate tax withholding.

            In the event of such a termination, Employee shall continue, during the Severance Period, to be covered at the expense of the Employer by the same or equivalent accident, disability and life insurance coverage as he was covered immediately prior to the Effective Time (or, if greater, immediately prior to such termination).

      (b) Termination for Good Reason. For purposes of this Agreement, "Good Reason" shall mean a material adverse change in the Employee's terms of employment, including:

            (i) any reduction of or failure to pay, Employee's Basic Salary or other compensation as described in Sections 2(a) and (b) hereof;

            (ii) any failure to provide the benefits or payments required by Sections 2(c) ("Equity Issuance"), 2(d) ("Lifetime Medical Coverage"), 5 ("Gross-Up Payment") and 7 ("Indemnification") of this Agreement, any deferred compensation plan established on or after the Effective Time in which Employee is a participant or Sections 6.4(a), 7.1, 8.2 or Article X of the Securityholders Agreement by and among Employee, the LLC and certain other parties, dated as of August 27, 2004 (the "Securityholders Agreement") or the registration rights provided in the Registration Rights Agreement (as defined in the Securityholders Agreement) when in effect;

            (iii) assignment to Employee of any duties materially inconsistent with his position (including status, offices and titles), authority, duties or responsibilities as contemplated by
                  Section 1(b) above or any other action by Employer which results in a material diminution of such position, authority, duties or responsibilities;

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            (iv)  relocation of Employer's principal executive offices, or any event that causes Employee to have his principal place of work changed, to any location outside Providence, Rhode Island;

            (v) any requirement by Employer that Employee travel away from his office in the course of his duties significantly more than the number of consecutive days or aggregate days in any calendar year than was required of him prior to the Effective Time; and

            (vi) without limiting the generality or effect of the foregoing, any other material breach by Employer or LLC or any successor thereto or transferee of substantially all the assets thereof, of this Agreement, the Securityholders Agreement or the Registration Rights Agreement or any material breach by the LLC of the Limited Liability Company Agreement with respect to Employee;

            provided, however, that Employee may not terminate the Employment Period for Good Reason unless and until he has given Employer notice specifically identifying the nature of the Good Reason and provided Employer a reasonable opportunity to cure and the Good Reason continues uncured.

5.    Gross-up Payment

      (a) All payments and benefits provided to Employee by Employer or any of their predecessors are intended to be reasonable compensation for services by Employee, and the Employer intends that Employee receives the full economic benefit of such payments and benefits. In the event that it is determined that any payment or benefit provided by Employer or any of their predecessors to or for the benefit of Employee, either under this Agreement or otherwise, whether paid before or after the Effective Time, and regardless of under what plan or arrangement it was made, will be subject to the excise tax imposed by section 4999 of the Code or any successor provision ("section 4999"), Employer will, prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the "gross-up payment") to Employee. The gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to the gross-up payment, to make Employee whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of section 4999.

      (b) Determinations under this Section 5 will be made by the Employer's tax accountant unless Employee has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable firm chosen by Employee after consultation with Employer (the firm making the determinations to be referred to as the "Firm"). The determinations of

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            the Firm will be binding upon Employer and Employee except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by Employer.

      (c) If the Internal Revenue Service asserts a claim that, if successful, would require Employer to make a gross-up payment or an additional gross-up payment, Employer and Employee will cooperate fully in resolving the controversy with the Internal Revenue Service. Employer will make or advance such gross-up payments as are necessary to prevent Employee from having to bear the cost of payments made to the Internal Revenue Service in the course of, or as a result of, the controversy. The Firm will determine the amount of such gross-up payments or advances and will determine after resolution of the controversy whether any advances must be returned by Employee to Employer. Employer will bear all expenses of the controversy and will gross Employee up for any additional taxes that may be imposed upon Employee as a result of its payment of such expenses.

      (d) Employer's obligations under this paragraph 5 shall survive the termination of the Employment Period and any termination of this Agreement.

6.    Non-competition and Confidentiality.

      (a) Employee agrees that he shall not compete with Employer as hereinafter provided for a period (the "Noncompete Period") equal to:

            (i) if the Employment Period is terminated pursuant to Section 3(c) or (d) hereof, one year beginning as of the first day following such termination, or

            (ii) if the Employment Period is terminated pursuant to Section 3(b), (e) or (f) hereof, the longer of (A) two years beginning as of the first day following such termination of the Employment Period and (B) a period commencing on such date and ending on the third anniversary of the Effective Time.

      (b) Employee's agreement not to compete with Employer during the Noncompete Period shall be limited to prohibiting Employee from owning a greater than 5% equity interest in, serving as a director, officer, employee or partner of, or being a consultant to or co-venturer with any business enterprise or activity that competes in North America with any line of business conducted by Employer or any of its subsidiaries at the termination of the Employment Period and accounting for more than 5% of Employer's gross revenues for its fiscal year ending immediately prior

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            to the year in which the Employment Period ends. During the
            Noncompete Period, Employee agrees that he will not hire or attempt to hire any person employed by Employer or any of its subsidiaries during the 24 month period prior to the termination of the Employment Period, assist such a hiring by any other person or entity, encourage any such employee to terminate his relationship with Employer (or any such subsidiary) or solicit or encourage any customer or vendor of Employer to terminate its relationship with Employer.

      (c) Employee shall hold in a fiduciary capacity for the benefit of Employer all secret or confidential information, knowledge or data relating to Employer or any of its subsidiaries, and their respective businesses, which shall have been obtained by Employee during Employee's employment by Employer or any of its predecessors and which shall not be or become public knowledge (other than by acts by Employee or representatives of Employee in violation of this Agreement). After termination of Employee's employment with Employer, Employee shall not, without the prior written consent of Employer or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Employer and those designated by it.

      (d) It is agreed that Employer, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Employee of any of the covenants in this Section 6. Employee and Employer further agree that, in the event that any provision of this
            Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

7.    Indemnification

            Anything in this Agreement to the contrary notwithstanding, Employer agrees to pay all costs and expenses incurred by Employee in connection with the enforcement of this Agreement and will indemnify and hold harmless Employee from and against any damages, liabilities and expenses (including without limitation fees and expenses of counsel) incurred by Employee in connection with any litigation or threatened litigation, including any regulatory proceedings, arising out of the making, performance or enforcement of this Agreement or termination of the Employment Period. Employer's obligations under this paragraph 7 shall survive the termination of any other provisions of the Agreement.

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8.    Effectiveness / Prior Agreement

            This Agreement shall be binding on Employee and Employer as of Effective Time. If the Effective Time does not occur, this Agreement shall be of no force and effect. As of the Effective Time, the Prior Agreement shall terminate and no payments shall thereafter be made thereunder. Under no circumstances shall the Closing or the Acquisition or any shareholder approval thereof or any event relating thereto be deemed a "Change of Control" for any purposes under the Prior Agreement. This Agreement will constitute the entire agreement between Employer and Employee and will supersede all prior negotiations and written or oral agreements with respect to the full time employment of Employee by Employer, including the Prior Agreement and all other prior employment agreements between Employee and Employer or any of its predecessors

9.    Notices

            All notices or other communications given hereunder shall be in writing and shall be deemed to have been duly given if mailed by certified mail or hand delivered, if to Employer, at 50 Kennedy Plaza, Providence, Rhode Island 02903-2360, attention of the Chairman and CEO, with a copy to Thomas H. Lee Partners, L.P., 75 State Street Boston, MA 02109, attention of Anthony DiNovi, or at such other address(es) as Employer shall have furnished to Employee in writing, or if to Employee, at 23 Halsey Street, Providence, Rhode Island 02906 or at such other address as Employee shall have furnished to Employer in writing.

10.   Governing Law

            This Agreement shall be governed by the laws of the State of Rhode Island and Providence Plantations.

11.   Severability

            The provisions of this Agreement are severable, and in the event that any one or more paragraphs are deemed illegal or unenforceable, the remaining paragraphs shall remain in full force and effect.

12.   Assignments

            This Agreement is personal to Employee and without the prior written consent of Employer shall not be assignable by Employee other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employer's legal representative. This Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns.

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13.   Counterparts

            This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

14.   Amendments

            No changes, alterations or modifications may be made to this Agreement, except by a writing signed by each of the parties hereto.

15.   Waivers and Acknowledgements

      (a) Employee acknowledges that he is not a participant in the Nortek, Inc. Change in Control Severance Benefit Plan for Key Employees, As Amended and Restated June 12, 1997 or any similar plan and waives any and all rights to participate in the Nortek, Inc. Second Amended and Restated Change in Control Severance Benefit Plan for Key Employees or any other such plans. Employee acknowledges that Exhibit B hereto sets forth all life insurance policies to which Employer and he, or any trust established by him, are a party and agrees that, upon the transfer of those life insurance policies from Employer to Employee, any split dollar agreements associated with any of those policies shall terminate and Employer shall have no further obligation with respect to those policies and agreements, including without limitation the payment of any further premiums.

      (b) The parties agree that the following are to be accomplished at the Effective Time: (a) payment to Employee in accordance with Section 6 of the amended and restated agreement between Nortek and Employee dated as of the 1st of June, 2001 and (b) transfer to Employee of the life insurance policy listed on Exhibit B hereto.

                     [Remainder of page intentionally blank]

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      IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of August 27, 2004.

                                              NORTEK, INC.

                                              By:______________________________
                                              Name:
                                              Title:

                                              NORTEK HOLDINGS, INC.

                                              By:______________________________
                                              Name:
                                              Title:

                                              _________________________________
                                              Almon C.  Hall, III

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                                                                       EXHIBIT A

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                                                                       EXHIBIT B

                              LIFE INSURANCE POLICY

New York Life Policy No. 75-500-650

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